WELLINGTON GLOBAL MULTI-STRATEGY FUND

FORM OF

SUPERVISION AND ADMINISTRATION AGREEMENT

THIS SUPERVISION AND ADMINISTRATION AGREEMENT (the “Agreement”) is made as of this [ ] day of [  ], 2024, by and between Wellington Global Multi-Strategy Fund (the “Fund”), a Delaware statutory trust, and Wellington Fund Services LLC (the “Administrator”), a limited liability company organized under the laws of the State of Delaware.

WHEREAS, the Fund is a closed-end, management investment company and intends to register as such with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), operating as an interval fund under the 1940 Act; and

WHEREAS, pursuant to an Investment Management Agreement dated [ ], as amended and supplemented from time to time, between the Fund and Wellington Management Company LLP (“WMC”) (the “Investment Management Agreement”), the Fund has retained WMC to provide investment advisory services with respect to the Fund in the manner and on the terms set forth therein; and

WHEREAS, the Fund desires to retain the Administrator to provide or procure supervisory and administrative and other services to the Fund, and the Administrator is willing to furnish such services and/or to arrange for such services from third-parties and/or its affiliates, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.	Appointment.

The Fund hereby appoints the Administrator, subject to the direction of the Board of Trustees of the Fund (the “Trustees”), for the period and on the terms set forth in this Agreement, to provide or procure the supervisory and administrative and other services, as described herein, with respect to the Fund and Wellington Cayman Commodity Fund I (“Subsidiary”). The Administrator accepts such appointment and agrees during such period to render or procure the services set forth herein for the compensation herein provided.

2.	Services of the Administrator.

Subject to the general supervision and direction of the Trustees, the Administrator shall provide or cause to be performed by a third-party or affiliate (including WMC) all supervisory and administrative and other services reasonably necessary for the operation of the Fund and Subsidiary other than the investment advisory services provided pursuant to the Investment Management Agreement. These services shall include the following:

(a)	Provide the following services in furtherance of the ordinary operation of the Fund and Subsidiary including, but not limited to:

i.	supervising and coordinating all matters relating to the ordinary operation of the Fund and Subsidiary, including any necessary coordination among WMC, the custodian, transfer agent, sub-administrator and any portfolio accounting agent (including pricing and valuation of the Fund’s portfolio), other pricing services, accountants, and other parties performing services or operational functions for the Fund or Subsidiary;

ii.	maintaining or supervising the maintenance by third parties of such books and records of the Fund as may be required by applicable U.S. federal or state law, other than the records and ledgers maintained under the Investment Management Agreement;

iii.	preparing or supervising the preparation by third parties of all federal, state, local and foreign tax returns and reports relating to the Fund required by applicable law;

iv.	causing WMC to supervise and perform general portfolio compliance monitoring with respect to applicable U.S. federal, state or foreign law or regulation;

v.	causing WMC to prepare or supervise the preparation and the filing, with the assistance of counsel, and arrange for the distribution of proxy materials and periodic reports to financial intermediaries who hold shares of the Fund in nominee name or shareholders of the Fund or other appropriate parties as required by applicable law and/or as agreed to with such financial intermediary or shareholder, as applicable;

vi.	causing WMC to prepare or supervise the preparation and the filing, with the assistance of counsel, of such registration statements and other documents with the SEC and other U.S. federal and state or other regulatory authorities as may be required to register the Fund’s shares and qualify the Fund to do business or as otherwise required by applicable law;

vii.	causing WMC to take such other action with respect to the Fund and Subsidiary as may be required by applicable law, including without limitation the rules and regulations of the SEC, including Rule 23c-3 under the 1940 Act with respect to operations as an “interval fund,” the Commodity Futures Trading Commission (the “CFTC”), state securities commissions and other governmental and regulatory agencies (such actions shall include, but are not limited to, establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Fund’s Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program);

viii.	providing the Fund and Subsidiary, with the assistance of counsel, legal support for the purchase, sale, holding, monitoring, disposing or sustenance of portfolio securities and other assets for the Fund and Subsidiary;

ix.	providing the Fund, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective performance of the supervision and administrative the Fund as contemplated in this Agreement as well as providing the Fund, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws;

x.	arranging for meetings of the Fund’s Trustees and, in connection therewith, providing the Trustees with necessary or appropriate information for its meetings;

xi.	causing WMC to supervise the maintenance of the Fund’s existence, and during such time as shares of the Fund are publicly offered, maintain the registration and qualification of the Fund’s shares under federal and state law; and

xii.	causing WMC to supervise the maintenance of the Fund’s organizational and governance documents. Reference in this paragraph to “laws” will include any applicable regulations. Nothing in this provision shall be deemed to inhibit the Fund or its officers from engaging, at the expense of the Fund, other persons to assist in providing other related services to the Fund.

(b)	Render to the Trustees of the Fund such periodic and special reports as the Trustees may reasonably request.

(c)	Make available to the Fund, promptly upon request, any of the Fund’s books and records under supervision of the Administrator under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(d)	Make its officers and employees available to the Trustees and officers of the Fund for consultation and discussions regarding the supervision and administrative the Fund and Subsidiary and the services provided to the Fund under this Agreement.

(e)	(i) Supervise the Fund’s accountant in determining, consistent with the Fund’s valuation procedures and the policies and procedures stated in the Fund’s registration statement, the value of portfolio securities or other assets of the Fund and the net asset value per share for the Fund; and, (ii) as directed by the Trustees or the Trustees’ valuation designee, assist with the calculation of the value of any of the Fund’s portfolio securities and other assets which do not have readily available market quotations, for recommendation to or ratification by the Trustees of the Fund, or the Trustees’ valuation designee, as applicable.

(f)	Supervise the Fund’s sub-administrator in its performance of certain sub-administration and sub-accounting services for the Fund.

(g)	The Administrator shall also provide services in connection with such other administrative services, whether similar to or different from those described in subparagraphs (a)-(g) of this paragraph 2, as the parties may from time to time agree in writing.

(h)	The Administrator shall also procure on behalf of the Fund, and at the expense of the Administrator, the following persons to provide services to the Fund, to the extent necessary: (i) a custodian or custodians for the Fund to provide for the safekeeping of the Fund’s assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Fund; (iii) a transfer agent(s) for the Fund; (iv) a sub-administrator(s) for the Fund; and (v) a dividend disbursing agent or registrar for the Fund. The Fund and/or the Administrator may be a party to any agreement with any of the persons referred to in this paragraph.

(i)	In the event that the Administrator provides any services to the Fund, or pays or assumes a Fund expense, which the Administrator is not obligated to provide, pay or assume under this Agreement, the Administrator shall not be obligated hereby to provide the same or any similar service to the Fund or to pay or assume the same or any similar Fund expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Fund under any separate agreement or arrangement between the parties.

3.	Conformity with Applicable Law and Industry Standard.

The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the registration statement of the Fund and with the instructions, procedures and directions of the Trustees of the Fund and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In addition, the Administrator shall seek to maintain a standard of service that is consistent with those prevailing in the fund industry for comparable funds.

4.	Exclusivity.

The services of the Administrator to the Fund under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities.

5.	Representations.

The Administrator represents to the Fund that (i) it has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement; (ii) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; (iii) its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and (iv) it has duly adopted written policies and procedures that are reasonably designed to prevent violation of the U.S. federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided to the Fund under this Agreement.

6.	Expenses.

During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Fund under this Agreement. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

(a)	Administrator Expenses. In addition, the Administrator or its affiliates shall bear the following expenses under this Agreement with respect to the Fund:

i.	Expenses of all audits by the Fund’s independent public accountants;

ii.	Expenses of the Fund’s sub-administrator, transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

iii.	Expenses and fees paid to agents and intermediaries for sub-transfer agency, sub-accounting and other shareholder services on behalf of shareholders of shares of the Fund (or shares of a particular share class) held through omnibus and networked, record shareholder accounts (together, “Sub-Transfer Agency Expenses”), except where Sub-Transfer Agency Expenses are paid pursuant to a Rule 12b-1 or similar plan adopted by the Trustees for a particular share class, in which case such Sub-Transfer Agency Expenses shall be paid by the Fund and share class.

iv.	Expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

v.	Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

vi.	Expenses of maintaining the Fund’s tax records;

vii.	Expenses and fees, including external legal fees, incident to meetings of the Fund’s shareholders (except as provided in (b) below); the preparation, printing and distribution of the Fund’s prospectuses, notices and proxy statements (except as provided in (b) below), press releases and reports to existing shareholders; the preparation and filing of registration statements and updates thereto (except as provided in (b) below) and reports with regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; expenses (including share registration fees) of issuing, redeeming and repurchasing (including expenses associated with the Fund’s share repurchases pursuant to Rule 23c-3 under the 1940 Act), registering and qualifying for sale, shares with federal and state securities authorities following the initial registration of its shares under the Securities Act of 1933 (i.e., that are not organizational and offering expenses of the Fund specified in (b)(xii) below) and following any registration of a new class of shares of the Fund subsequent to its initial registration; and the expense of qualifying and listing existing shares with any securities exchange or other trading system, if any;

viii.	The Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Massachusetts business trust, registered as a closed-end management investment company and, as applicable, that operates as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act, or that is listed for trading with a securities exchange or other trading system;

ix.	The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, Directors & Officers/Errors & Omissions (D&O/E&O) liability insurance, or other insurance premiums; and

x.	Organizational and offering expenses, including registration (including share registration fees), legal, regulatory, marketing, printing, accounting and other expenses, in connection with any registration of a new class of shares of the Fund subsequent to its initial registration.

(b)       Fund Expenses. The Fund shall bear the following expenses:

i.	Salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Administrator or its subsidiaries or affiliates;

ii.	Taxes and governmental fees, if any, levied against the Fund;

iii.	Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loans and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal costs” (e.g., fees, costs, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities, with respect to unconsummated investments));

iv.	Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

v.	Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds;

vi.	Costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other instruments (such as the use of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage;

vii.	Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests;

viii.	Dividend and interest expenses on short positions taken by the Fund;

ix.	Fees and expenses, including reasonable travel expenses and technology support, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of the Administrator or its subsidiaries or affiliates;

x.	Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

xi.	Fees and expenses, including legal, printing and mailing, solicitation and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving contested elections of Trustees, shareholder proposals or other non-routine matters that are not initiated or proposed by Fund management;

xii.	Organizational and offering expenses of the Fund, including registration (including share registration fees), legal, marketing, printing, accounting and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its shares under the Securities Act of 1933 (i.e., through the effectiveness of the Fund’s initial registration statement on Form N-2) and fees and expenses associated with seeking, applying for and obtaining formal exemptive, no-action and/or other relief from the SEC in connection with the issuance of multiple share classes and in connection with co-investment transactions, if any;

xiii.	Except as otherwise specified herein as an expense of the Administrator, any expenses allocated or allocable to a specific class of shares, including without limitation Sub-Transfer Agency Expenses and distribution and/or service fees paid pursuant to a Rule 12b-1 or similar plan adopted by the Trustees of the Fund for a particular share class; and

xiv.	Expenses of the Fund which are capitalized in accordance with generally accepted accounting principles.

7.	Compensation.

(a)	For the services provided by the Administrator to the Fund pursuant to this Agreement, for the facilities furnished and for the expenses borne by the Administrator pursuant to paragraph 6, the Fund shall pay to the Administrator at the end of each month (starting with the month investment operations commence) a fee (the “Supervisory and Administrative Fee”) in an amount equal to 1/12th of the applicable annual fee set forth on Schedule A hereto of the Fund’s net assets. The fee rates applicable to each share class of the Fund shall be set forth on Schedule A hereto. The Supervisory and Administrative Fee will be accrued daily based on the value of the net assets of the Fund as of the close of business on each business day (including any assets in respect of shares that will be repurchased by the Fund as of the end of the period). The Supervisory and Administrative Fee is due and payable in arrears within ten business days after the end of the month. The Administrator will pay all fees of the sub-administrator, custodian and transfer agent in connection with its duties in respect of the Fund.

(b)	In the event of termination of this Agreement, the Supervisory and Administrative Fee provided in this paragraph 7 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

8.	Liability; Indemnification.

(a)	The Administrator shall give the Fund the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The parties acknowledge the importance of the Administrator freely exercising its reasonable judgment in the performance of its responsibilities, obligations and duties hereunder, and thus the Administrator may rely on information reasonably believed by it to be accurate and reliable. Accordingly, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the responsibilities, obligations or duties hereunder, neither the Administrator nor its members, officers, directors, employees, agents or control persons (collectively, the “Covered Persons”) shall be subject to any liability for any act or omission in connection with or arising out of any services rendered under this Agreement or otherwise related to this Agreement, or for any Losses (as defined below) that may be sustained in the purchase, holding or sale of any security or other asset by the Fund. Any liability incurred by the Administrator pursuant to this paragraph 8(a) in any year shall be limited to the revenues of the Administrator derived from the Fund in that fiscal year of the Fund. The Administrator shall be responsible as provided herein for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other agents of or service providers to the Fund. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.

(b)	The Administrator is authorized and instructed to rely upon the information it receives from the Fund, its Trustees or any third-party agent (including, without limitation, the Fund’s custodian(s), pricing services or sources) authorized by the Fund to provide such information to the Administrator. The Fund and any third-party agents from which the Administrator shall receive or obtain certain records, reports and other data used or relied upon by the Administrator in rendering the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reliance on and utilization of such information. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third-party agent to provide it with the information required.

(c)	The Fund shall indemnify and save harmless the Covered Persons and their executors, heirs, assigns, successors or other legal representatives (“Indemnitees”), to the fullest extent permitted by law, from and against any and all claims, liabilities, damages, losses, costs, charges, fees, penalties and other expenses (including reasonable attorney’s fees and disbursements) of every nature and character (“Losses”), which may be asserted against or incurred by any Indemnitee or for which any Indemnitee may be held liable (a “Claim”) and that in any way arise out of or in connection with, or in any way relate to, the performance or non-performance of or by the Indemnitee of any of the Administrator’s duties, responsibilities, or services hereunder, whether express or implied hereunder; provided, however, that no Indemnitee shall be indemnified against any liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(d)	Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not indemnifiable under this Agreement; provided, however, that expenses shall not be advanced by the Fund unless (i) the Indemnitee has provided security considered in the reasonable discretion of the Trustees to be appropriate for such undertaking; or (ii) the Fund shall be insured against losses arising from any such advance payments; or (iii) a reasonable belief is formed that the Indemnitee ultimately will be found entitled to indemnification, as determined by either (x) a majority of the Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Fund who are not parties to the proceeding, acting on the matter, or (y) independent legal counsel, in a written opinion that includes a discussion of pertinent facts and legal analysis, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(e)	Promptly after receipt of notice of the commencement of an investigation, action, claim or proceeding, an Indemnitee shall notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery under this paragraph. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss or Claim, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Indemnitee, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies the Indemnitee of such election, the Indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by it subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case the Indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the parties or a party and any Indemnitee, the Fund will reimburse the Indemnitee in such suit for the reasonable fees and expenses of any counsel retained by the Indemnitee.

(f)	In the event the Fund elects to assume its own defense in any such suit, the Fund agrees that it shall not enter into any settlement agreement or similar agreement with other parties in such suit unless the Administrator and all of the other Indemnitees named as defendants are unconditionally released in such agreement or arrangement, or unless the Administrator provides its consent to such settlement or similar arrangement in writing.

(g)	The Administrator shall look solely to Fund property for satisfaction of claims of any nature against the Fund or a Trustee, officer or agent of the Fund arising in connection with the affairs of the Fund.

(h)	The indemnification agreement and all obligations of the parties contained in this paragraph 8 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party seeking indemnification and shall survive the delivery of any shares of the Fund and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of parties indemnified hereunder and their estates and successors.

9.	Effectiveness and Termination.

(a)	This Agreement shall take effect with respect to the Fund as of the date first written above (the “Effective Date”) (and, with respect to any amendment, the date of the amendment or supplement hereto), and shall remain in effect, unless sooner terminated as provided herein, until the earlier of two years from the Effective Date or such earlier date as determined by resolution of the Trustees, and shall continue thereafter on an annual basis with respect to the Fund provided that such continuance is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trustees; and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this Agreement (“Qualified Trustees”); provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Administrator may continue to serve hereunder with respect to the Fund in a manner consistent with the 1940 Act.

(b)	This Agreement may be terminated, with respect to the Fund or a particular share class of the Fund, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or such share class, or by a vote of a majority of the Fund’s Trustees on 60 days’ written notice to the Administrator, or by the Administrator on 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.	Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

11.	Limitation of Liability of Trustees.

Notice is hereby given that this Agreement is executed by an officer of the Fund on behalf of the Trustees, as Trustees and not individually, and that the obligations of this Agreement with respect to the Fund shall be binding upon the assets and the properties of the Fund only and shall not be binding upon the assets or properties of the Trustees, officers, agents or shareholders of the Fund individually.

12.	Fund Ownership of Records.

All records required to be maintained and preserved by the Fund and by the Administrator pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act, including any such records maintained by the Administrator in connection with the performance of its obligations hereunder, are the property of the Fund and shall be surrendered by the Administrator promptly on request by the Fund; provided that the Administrator may at its own expense, make and retain copies of any such records.

13.	Notices.

Notices of any kind shall be in writing and shall be duly given if delivered to (1) the Administrator at Wellington Fund Services LLC, 280 Congress Street, Boston, Massachusetts 02210; or (2) to the Fund at 280 Congress Street, Boston, Massachusetts 02210.

14.	Independent Contractor.

The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth in this Agreement, shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

15.	Fund Obligation.

A copy of the Agreement and Declaration of Trust of the Fund, as amended and restated from time to time, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and that the obligations imposed on the Fund by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

16.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17.	Applicable Law.

(a)	This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and without regard for the conflicts of laws principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the CFTC thereunder.

(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)	No person other than the Fund and Administrator is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against Administrator, or (ii) create or give rise to any duty or obligation on the part of Administrator (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to the Fund hereunder, in each case on a separate (and neither jointly nor joint and several) basis with respect to the Fund and each such other fund.

[The remainder of this page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first written above.

WELLINGTON GLOBAL MULTI-STRATEGY FUND

By:	/s/ [ ]
Name:	[ ]
Title:	[ ]

WELLINGTON FUND SERVICES LLC

By:	/s/ [ ]
Name:	[ ]
Title:	[ ]

Schedule A

Supervisory and Administrative Fee

Share Class	Annual Rate
I	.50%
M	.50%
A	.50%